EXHIBIT 10.3

DATED September 5, 2007
TITANIUM ASSET MANAGEMENT CORPORATION
and
NIGEL WIGHTMAN
SERVICE AGREEMENT

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	TERM OF EMPLOYMENT	1

3	DUTIES	2

4	HOURS OF WORK	2

5	GRATUITIES AND CODES OF CONDUCT	2

6	REMUNERATION	3

7	PENSION SCHEME	3

8	OTHER BENEFITS	3

9	EXPENSES	4

10	HOLIDAYS	4

11	ILLNESS	5

12	RESTRICTIONS DURING EMPLOYMENT	5

13	INTELLECTUAL PROPERTY	6

14	CONFIDENTIALITY	8

15	DATA PROTECTION	9

16	MONITORING	9

17	TERMINATION OF EMPLOYMENT	9

18	SUSPENSION	10

19	GARDEN LEAVE	10

20	RESIGNATION AND RETURN OF COMPANY PROPERTY	10

21	RECONSTRUCTION OR AMALGAMATION	11

22	RESTRICTIONS	11

23	SEVERABILITY	13

24	THIRD PARTIES	13

25	NOTICES	13

26	STATUTORY INFORMATION	13

27	MISCELLANEOUS	14

THE SCHEDULE — Statement Of Particulars Pursuant To The Employment Rights Act 1996		15

(i)

THIS AGREEMENT is made on September 5, 2007
BETWEEN:
(1)	Titanium Asset Management Corporation whose registered office is at (the “Company”); and

(2)	Nigel Wightman of HOME ADDRESS APPEARS IN ORIGINAL (the “Executive”).
RECITAL
The Company shall employ the Executive and the Executive shall serve the Company as Managing Director of the Company on the following terms and subject to the following conditions (the “Agreement”):
IT IS AGREED AS FOLLOWS:
1	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:
“Associated Company”
(a)	a company which is not a Subsidiary of the Company but whose issued equity share capital (as defined in s744 of the Companies Act 1985) is owned as to at least twenty per cent (20%) by the Company or one of its Subsidiaries; or

(b)	a Subsidiary (as defined below)
“Board”

the board of directors for the time being of the Company;

“Group”

the Company and its subsidiaries and Associated Companies for the time being and “Group Company” means any one of them;

“Regulations”

the Working Time Regulations 1998

“Subsidiary”

a Subsidiary within the meaning of s736 of the Companies Act 1985.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.4	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.5	Where appropriate, references to the Executive include his personal representatives.

2	TERM OF EMPLOYMENT

2.1	The employment of the Executive shall be deemed to have commenced on 1 October 2007. The employment of the Executive (subject to termination as provided below) shall be for an initial fixed term of 2 years from 1 October 2007 and shall continue until terminated by either party giving to the other not less than 12 months notice in writing to expire on or any time after 30 September 2007.

2.2	Notwithstanding clause 2.1 above the employment of the Executive shall automatically terminate on the day when the Executive reaches age 65.

2.3	The Executive represents and warrants that he is not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it.

3	DUTIES

3.1	The Executive shall during his employment under this Agreement:
3.1.1	perform the duties and exercise the powers which the Board may from time to time properly assign to him in his capacity as Managing Director or in connection with the conduct and management of the business of the Company or the business of any Group Company (including serving on the board of such Group Company or on any other executive body or any committee of such a company); and

3.1.2	do all in his power to promote, develop and protect the business of the Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board.
3.2	The Executive shall give to the Board such information regarding the affairs of the Company as it shall require, and in any event, report regularly and keep the Board informed.

3.3	The Executive shall carry out his duties and exercise his powers jointly with any other executives appointed by the Board to act jointly with him and the Board may at any time require the Executive to cease performing or exercising the said or any duties or powers.

3.4	The Executive shall work in any place within the United Kingdom which the Board may require and he may be required to travel abroad when required by the Company for the proper performance of his duties.

4	HOURS OF WORK

The Executive shall have no normal hours of work but is required to devote such time to his work as is necessary for the proper performance of his duties. Normal office hours are 9.00am to 6.00pm Monday to Friday.

5	GRATUITIES AND CODES OF CONDUCT

5.1	The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with the Company or any Group Company.

5.2	The Executive shall comply (and procure that his spouse and minor children shall comply) with all applicable rules and regulations of the London Stock Exchange including all AIM rules and regulations, and as applicable the Listing Rules of the United Kingdom Listing Authority, and any codes of conduct of the Company for the time being in force and any other relevant regulatory authority.

6	REMUNERATION

6.1	The Company shall pay to the Executive a salary at the rate of two hundred and fifty thousand dollars ($250,000) gross per year inclusive of any directors’ fees payable to him.

6.2	The Executive’s salary shall accrue from day to day and be payable by equal monthly instalments in arrears on the last day of each month in US dollars.

6.3	The Executive’s salary shall be reviewed once in every year; the first review to be on or about 31 December 2008. The undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary and the Executive acknowledges that any salary increase is at the discretion of the Company.

6.4	The Executive shall be eligible to receive an annual performance bonus on such terms as may be determined by the Remuneration Committee from time to time. Notwithstanding the foregoing, the Executive shall receive a bonus for 2007 equivalent to the pro-rated (on a monthly basis) value of an annual bonus of $100,000 subject to satisfactory personal and company performance, as determined by the Remuneration Committee. Furthermore, the Executive’s bonus entitlement for 2008 shall be $100,000, subject to satisfactory personal and Company performance as determined by the Remuneration Committee in its absolute discretion. In the event of the termination of the Executive’s employment during 2007 or 2008, the Executive shall be eligible to receive a bonus payment in respect of that part of the bonus year during which the Executive was employed (and not suspended under clause 19) pro-rated on a time basis. All bonus payments shall be payable within 30 days of the end of the Company’s fiscal year.

7	PENSION SCHEME

7.1	The Company shall in each complete year of the Executive’s employment pay, to such personal pension scheme as is registered with HM Revenue & Customs that the Executive may from time to time nominate an amount equal to twenty per cent of the Executive’s salary (or if lower, such percentage of what the earnings cap would have been, had it continued to be determined after A-Day on the same basis as it was determined prior thereto) in that year to be calculated and paid as pounds sterling, based on the dollar to pound exchange rate as at 1 January of the calendar year concerned. This amount shall be payable in addition to the Executive’s salary, in equal monthly instalments at the same time as the instalment of salary to which it relates, and shall be subject always to such limits on (and other provisions relating to) contributions (and/or the tax relief available thereon) as apply from time to time in accordance with the prevailing practice of HM Revenue & Customs or the provisions of the Finance Act 2004.

7.2	There is no contracting-out certificate in force in respect of the Executive’s employment with the Company.

8	OTHER BENEFITS

8.1	The Executive is entitled to membership of the following schemes (each referred to below as an “insurance scheme”):
8.1.1	a medical expenses insurance scheme providing such cover for the Executive and his spouse/partner and children under the age of eighteen (18) as the Company may from time to time notify to him; and

8.1.2	a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death while the Agreement continues; the benefit of which shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive’s basic annual salary at his death (but basic annual salary for this purpose shall not exceed such limit as applies, as the case may be, under the scheme’s own rules or the prevailing practice of HM Revenue & Customs or the provisions of the Finance Act 2004).

8.1.3	a salary continuance on long-term disability insurance scheme providing coverage of no less than 60% of the Executive’s base salary.
8.2	Benefits under any insurance scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

8.3	Any insurance scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme.

8.4	The provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

9	EXPENSES

9.1	The Company shall reimburse or procure that the Executive is reimbursed all reasonable travelling, hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement on production of appropriate receipts, if required, by the Company. The Executive shall also be entitled to repayment of reasonable charges in connection with obtaining and maintaining a Blackberry for use in the proper performance of his duties.

10	HOLIDAYS

10.1	The Executive is entitled to 25 days’ holiday with pay every calendar year in addition to bank and other public holidays. The Company’s holiday year runs from January to December.

10.2	The Executive’s holiday entitlement is inclusive of his statutory entitlement which is twenty (20) days per annum. When calculating the Executive’s statutory entitlement bank and public holidays are taken into account. The statutory entitlement cannot be carried over from one holiday year to the next and no pay in lieu can be made to the Executive.

10.3	During the first year of the Executive’s employment the Executive’s statutory holiday entitlement will accrue pro rata monthly in advance. Where this calculation results in fractions of days the amount of leave which can be taken is rounded up to the next half day. Any rounded up element is deducted from the leave remaining.

10.4	Save as provided for in clause 10.3 above, the Executive’s entitlement to holiday accrues pro rata throughout each holiday year (disregarding fractions of days). The Executive will be deemed to have taken statutory holiday first.

10.5	Any entitlement to holiday over and above any statutory entitlement remaining at the end of any holiday year shall lapse and no payment in lieu will be made for accrued untaken holiday.

10.6
10.6.1	If the Executive has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly. If the Executive has accrued holiday owing to him, the Company may at its discretion, require him to take the outstanding holiday during any notice period or make a payment in lieu of it.

10.6.2	For the purposes of clause 10.6.1 above, a day’s pay will be calculated as 1/260th of basic salary:
10.7	If the Executive’s employment is terminated without notice, he will not be entitled to holiday pay for holiday which would have accrued during the notice period, had he continued to be employed throughout that time.

10.8	If the Executive is put on garden leave in accordance with clause 19 any accrued but unused holiday entitlement shall be deemed to be taken during any period of garden leave.

10.9	There are no formal notice requirements for taking holiday but the Executive is expected to take his holiday at a time or times convenient to the Company.

11	ILLNESS

11.1	The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 12 weeks in 12 consecutive months and therefore shall continue to be paid salary at the discretion of the Company.

11.2	The Executive will cease to accrue holiday, subject to any entitlement under the Working Time Regulations if he has been absent due to sickness, for four (4) consecutive weeks or more.

11.3	If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that amount to the Company.

11.4	The Company shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Company and the Executive authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company the results of such examinations.

12	RESTRICTIONS DURING EMPLOYMENT

12.1	During the continuance of his employment under this Agreement the Executive shall unless prevented by incapacity devote his whole time and attention to the business of the Company and shall not without the prior written consent of the Board:
12.1.1	engage in any other business; or

12.1.2	be concerned or interested in any other business which is or shall be of a similar nature to or competitive with that carried on by the Company or any Group Company or which is a supplier or customer of the Company or Group Company in relation to its services; or

12.1.3	solicit the custom of, canvass, approach or deal with, in competition with the Company or any Group Company, any person (including any company, firm, organisation or other entity) to whom the Company or any Group Company supplies services or with whom the Company or any Group Company is in negotiations or discussions regarding the possible supply of services; or
12.1.4	discourage any such person referred to in clause 12.1.3 above from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company; or

12.1.5	induce or attempt to induce any director or senior employee of the Company or any Group Company and with whom the Executive has material dealings in the course of his employment, to leave the employment of the Company or any Group Company; or

12.1.6	take any steps which impair or might reasonably be thought by the Company, to impair the Executive’s ability to act at all times in the best interests of the Company provided that nothing in this clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which is quoted on any recognised investment exchange (as defined by section 285 Financial Services and Markets Act 2000) so long as the interest of the Executive in such shares or other securities does not extend to more than one per cent 1%) of the total amount of such shares or securities.
13	INTELLECTUAL PROPERTY

13.1	“Intellectual Property” shall mean all inventions, patents, utility models, designs (both registered or unregistered and including rights relating to semi-conductor topographies), database right, copyright, and trade marks (both registered and unregistered) together with all rights to the grant of and applications for the same and including all similar or analogous rights and all other rights in the nature of intellectual and industrial property throughout the world and all future rights of such nature.

13.2	For the purpose of interpreting this clause, reference(s) to any form of Intellectual Property shall include all similar and analogous rights in other jurisdictions and all other rights in the nature of intellectual and industrial property that protect the same or similar subject matter.

13.3	If the Executive makes, or if the Executive participates in making, any invention, any design (whether registrable or not), or any work in which copyright and/or database rights subsist and which relates to or is useful in connection with the business of the Company the Executive shall disclose it to the Company immediately, whether or not it is the property of the Company and:
13.3.1	in the case of an invention give the Company full particulars of the invention together with everything embodying, recording (in any media) or relating to the invention, irrespective of the nature of the invention or when it was made; and

13.3.2	in the case of designs or works in which copyright and/or database right subsists, give the Company a copy of all records of such designs and works;

13.3.3	and, in addition, the Company may call for the same to be delivered forthwith to an authorised representative at any time.
13.4	If an invention made by the Executive is the property of the Company under Section 39 Patents Act 1977 the Executive assigns to the Company with full title guarantee all rights the Executive may have to the invention, to the grant of protection and all applications for protection in respect of that invention.

13.5	The Company shall not be under any obligation to apply for or maintain protection in respect of any invention made by the Executive.

13.6	If any invention is the Executive’s property under Section 39 Patents Act 1977 and relates to or is useful in connection with the business or any product or service of the Company the Executive shall not grant or agree to grant a licence or other rights or execute or agree to execute an assignment in respect of any rights in or relating to that invention to any other person without first offering to grant a licence (or such other rights) or execute an assignment for the benefit of the Company on terms no less favourable than those offered to the third party, and the Company shall have fifteen working days in which to accept or reject the offer.

13.7	If during the course of the Executive’s employment by the Company (whether in the course of normal duties or not and whether or not during normal working hours) the Executive makes, or participates in the making of any design (whether registrable or not) or any work in which copyright and/or database right subsists the Executive assigns to the Company with full title guarantee and, where appropriate, by way of future assignment, all such rights for the full term thereof throughout the world. The assignment shall not extend to those designs or works which are created by him wholly outside his normal working hours and wholly unconcerned with his service under this Agreement. Any agreement to the contrary is expressly excluded. If by operation of law it is not possible for the Executive to assign such rights in a territory outside the United Kingdom the Executive shall hold such rights on trust for the Company and shall grant to the Company such rights as most closely resemble an assignment in the territory concerned.

13.8	The Executive shall execute all documents and do all things which are necessary or desirable for perfecting the assignment of all rights assigned to the Company pursuant to this clause 13 and for obtaining the best possible protection in respect of such rights in the territories specified by the Company. The Executive shall assign to the Company all such rights as are not already held by the Company in all subsequent registrations and applications for registration.

13.9	All embodiments of rights assigned under this clause 13 and all records relating to such rights irrespective of the form or media shall be the property of the Company, the Executive shall surrender them to the Company on the termination of this Agreement or at the request of the Company at any time during the Executive’s employment, and shall not keep any copies.

13.10	The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign or execute any document or do anything generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this clause 13 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any document or act falls within the authority conferred by this clause shall be conclusive evidence that that is the case.

13.11	The Executive waives all moral rights and all similar and analogous rights in other territories (whether arising under Chapter IV of the Copyright Designs and Patents Act 1988 or otherwise) to the extent permissible under the relevant legislation in each jurisdiction in works to which clause 13 applies.

13.12	The Executive warrants that he is not bound by any legally enforceable obligations owed to persons other than the Company which would prevent him from complying with the terms of this Agreement. The Executive shall not without proper licence use any inventions or information in breach of rights owed to or held by persons other than the Company or copy or adapt copyright works or designs or unlawfully extract or re-utilise all or a substantial part of a database owned (in each case) by persons other than the Company or otherwise infringe any rights in Intellectual Property owned by people other than the Company.

13.13	The Executive shall not exploit or attempt to exploit any Intellectual Property which is the property of the Company without the prior written consent of the Company nor shall the Executive do anything that would imperil or prejudice any rights in any of the same, and the Executive shall immediately inform the Company if the Executive becomes aware of any infringement of any of the same.
13.14	If and when required to do so by the Company, the Executive shall provide reasonable assistance to defend any proceedings in respect of revocation, invalidity and/or infringement of any and all rights that are assigned or licensed to the Company under this clause 13.

13.15	All the provisions of this clause 13 shall survive termination of the Executive’s employment insofar as they relate to rights that were created before the date of termination of this Agreement.

14	CONFIDENTIALITY

14.1	The Executive shall not (except in the proper performance of his duties) during or after his employment has ended divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or any confidential information concerning the business or finances of the Company or any Group Company or any of its/their dealings transactions or affairs or any such confidential information concerning any of their suppliers, agents, distributors or clients.

14.2	Confidential information includes, but is not limited to:
14.2.1	corporate and marketing strategy, business development and plans, sales reports and research results;

14.2.2	business methods and processes, manuals and operating procedures, technical information and know-how relating to the Group’s business and which is not in the public domain, including inventions, designs, programs, techniques, database systems, formulae and ideas;

14.2.3	business contacts, lists of commercial customers, advertisers and suppliers and details of contracts with them and their current or future requirements;

14.2.4	information on employees and their terms of employment;

14.2.5	sales, expenditure levels, pricing and discounting policies;

14.2.6	budgets, management accounts, trading statements and other financial reports;

14.2.7	unpublished price sensitive information relating to shares or securities listed or dealt in on any recognised stock exchange; and

14.2.8	any document marked “confidential” or any information not in the public domain.
14.3	The restrictions in clauses 14.1 and 14.2 shall not apply to information which:
14.3.1	comes into the public domain otherwise than by a breach by the Executive of his obligations under this Agreement; or

14.3.2	is disclosed to the Executive by a third party who has not received it directly or indirectly from the Company or any Group Company; or

14.3.3	must be disclosed by any applicable law, to the extent of such required disclosure.

15	DATA PROTECTION

15.1	The Executive acknowledges that the Company will hold personal data relating to the Executive such data will include the Executive’s employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive personal data relating to the Executive’s health, and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with the obligations regarding the retention of Executive/worker records. The Executive’s right of access to such data is as prescribed by law.

15.2	The Executive hereby undertakes and agrees that the Company may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisers, to third parties providing products and/or services to the Company (such as IT systems suppliers, pensions, benefits and payroll administrators) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any Group Company. By signing this Agreement, the Executive expressly consents to the collection, transfer and use of such data in accordance with this clause 15.

16	MONITORING

16.1	The Executive acknowledges that the Company may monitor messages sent and received via email, the Internet and voicemail systems to ensure that the Executive is complying with the Company’s policy for use by its employees of these systems.

17	TERMINATION OF EMPLOYMENT

17.1	The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Executive under clause 2 above) terminate the Agreement with immediate effect and make a payment in lieu of notice. This payment shall comprise solely the Executive’s basic salary (at the rate payable when this option is exercised) and the Executive’s pension entitlement for the notice period but shall not include any bonus or other benefits and shall be subject to deductions for income tax and national insurance contributions as appropriate (the “Payment in Lieu”). The Executive will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

17.2	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if the Executive:
17.2.1	is guilty of any serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company [or any Group Company to which he is required to render services under this Agreement]; or

17.2.2	fails or neglects efficiently and diligently to discharge his duties or commits any serious or repeated breach or non-observance by the Executive of any of the provisions contained in this Agreement; or

17.2.3	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

17.2.4	is charged with any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

17.2.5	is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction; or

17.2.6	shall become of unsound mind or become a patient under the Mental Health Act 1983; or

17.2.7	is convicted of an offence under the Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings; or

17.2.8	is in breach of the Model Code on directors’ dealings in listed securities, including securities dealt on the OFEX trading facility and securities dealt on the Alternative Investment Market published by the London Stock Exchange Limited.
17.3	Any delay by the Company in exercising the right to terminate without notice is not a waiver thereof.

18	SUSPENSION

18.1	The Company may suspend the Executive on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company.

19	GARDEN LEAVE

19.1	Provided the Executive continues to enjoy his full contractual benefits and receive his pay in accordance with this Agreement, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Executive or the Company has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:
19.1.1	exclude the Executive from the premises of the Company and/or the Group;

19.1.2	require the Executive to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

19.1.3	announce to any or all of its employees, suppliers, customers and business partners that the Executive has been given notice of termination or has resigned (as the case may be);

19.1.4	prohibit the Executive from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company or the Group until his employment has terminated except to the extent he is authorised to do so by the Board in writing;

19.1.5	require the Executive to resign his directorship of any Group Company;

19.1.6	require the Executive to comply with any other reasonable conditions imposed by the Company.
The Executive will continue to be bound by all obligations (whether express or implied) owed to the Company under the terms of the Agreement or as an employee of the Company.
20	RESIGNATION AND RETURN OF COMPANY PROPERTY

20.1	Upon the termination by whatever means of this Agreement the Executive shall:
20.1.1	immediately resign from his office as a director of the Company and from such offices held by him in any Group Company without claim for compensation; and

20.1.2	immediately deliver to the Company all credit cards, motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control.
20.2	If the Executive fails to comply with clause 19.1.5 and 20.1.1 the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

20.3	The Executive shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company.

21	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company [or any Group Company] in respect of the termination of his employment under this Agreement.

22	RESTRICTIONS

22.1	Definitions

In this clause the following words shall have the following meanings:

“Termination Date”

the date on which the employment terminates;

“Person”

includes any company, firm, organisation or other entity;

“Area”

any country where on the Termination Date the Company was supplying services

“Client”

any Person to whom the Company or a Group Company supplied services during the 12 months preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment;

“Prospective Client”

any Person with whom the Company or a Group Company had negotiations or discussions regarding the possible supply of services during the 12 months immediately preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment.

22.2	In order to protect the goodwill, confidential information, trade secrets and business connections of the Company or a Group Company the Executive covenants with the Company (and as trustee for each Group Company) that:
22.2.1	Non-competition

the Executive shall not for a period of 12 months from the Termination Date directly or indirectly be interested or concerned in any business which is carried on in the Area and which:

(a)	concerns the business of fund management and with which the Executive was actively involved at any time during 12 months ending on the Termination Date; or

(b)	is competitive or likely to be competitive with the business of the Company or a Group Company being carried on at the Termination Date and with which the Executive was actively involved at any time during the 12 months ending on the Termination Date.
For this purpose, the Executive is concerned in a business if:
(c)	he carries it on as principal or agent; or

(d)	he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

(e)	subject to clause 12 above, he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business.
22.2.2	Non-solicitation

the Executive shall not for a period of 12 months from the Termination Date in the Area directly or indirectly;
(a)	canvass or solicit business or approach any Clients or Prospective Clients in respect of services similar to those being provided by the Company or a Group Company as at the Termination Date;

(b)	seek to do business or deal with any Clients or Prospective Clients in respect of services similar to those being provided by the Company or a Group Company as at the Termination Date; or

(c)	canvass or solicit business from or make an approach to any supplier of the Company or a Group Company with whom the Executive was actively involved at any time during the 12 months ending on the Termination Date to cease to supply, or to restrict or vary the terms of supply to the Company or a Group Company or otherwise interfere with the relationship between such a supplier and the Company or a Group Company.
22.2.3	Non-poaching

the Executive shall not for a period of 12 months after the Termination Date directly or indirectly:
(a)	induce or attempt to induce any senior employee of the Company or a Group Company who is engaged in any business activity carried on by the Company or a Group Company at the Termination Date and with whom the Executive at any time during the 12 months ending on the Termination Date had material dealings in the course of his employment, to leave the employment of the Company or a Group Company (whether or not this would be a breach of contract by that employee) for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 22.2.1 (a) and 22.2.1(b) above; or

(b)	engage, attempt to engage, employ, attempt to employ or offer employment or work (and in each case whether directly or indirectly, including through an employment agency or other intermediary) to any senior employee of the Company or a Group Company who is engaged in any business activity carried on by the Company or a Group Company at the Termination Date and with whom the Executive at any time during the 12 months ending on the Termination Date had material dealings in the course of his employment, for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 22.2.1(a) and 22.2.1(b) above.
22.3	The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.
22.4	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company [or the Group].

22.5	If the Executive is suspended from work under the provisions of clause 19.1, the Company may, at its sole discretion, agree that the period of time during which the non-competition restriction contained in clause 22 is enforceable, starts to run from the date of the suspension and not from the Termination Date.

23	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

24	THIRD PARTIES

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

25	NOTICES

25.1	Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Company, its registered office from time to time and, in the case of the Executive, his address as set out in this Agreement (or such address as he may have notified to the Company in accordance with this clause).

25.2	Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

26	STATUTORY INFORMATION

The Schedule to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.

27	MISCELLANEOUS

27.1	This Agreement is governed by and shall be construed in accordance with the laws of England.

27.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts.

27.3	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

27.4	The Executive authorises the Company to deduct from any remuneration payable to the Executive under this Agreement any sums due from him to the Company or any Group Company including the cost of repairing any damage to Company or any Group Company property caused by the Executive.

THE SCHEDULE
Statement Of Particulars Pursuant To The Employment Rights Act 1996
1	The Executive’s period of continued employment commenced on 1 October 2007. A period of employment with a previous employer does not count as part of the Executive’s continuous employment with the Company.

2	The Company’s disciplinary and grievance procedures will be supplied to you separately. For the avoidance of doubt any disciplinary or grievance procedure do not form part of the Service Agreement.

3	The Executive may be required to work overseas for periods exceeding one (1) month but there are currently no particulars to be entered.

4	The Company is not a party to any collective agreement which affects the Executive’s employment.

Signed as a Deed by acting by:
Director	/s/ Mark Adam Parkin
Director
Signed as a Deed by in the presence of:		/s/ Nigel David Wightman

Witness signature:	/s/ JEMMA SHORTEN
Name:	Jemma Shorten
Address:	9 Ironmonger Lane London EC2V 8EY
Occupation:	Solicitor.